EXHIBIT 2.11





                            ASSET PURCHASE AGREEMENT


                                        By
                                       and
                                      Among

                                 EPICEDGE, INC.,

                                       and

                         TUMBLE INTERACIVE MEDIA, INC.,

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement') is made effective as of July 19, 2000, by and between EPICEDGE, INC., a Texas corporation, with its principal place of business at 3200 Wilcrest, Suite 370, Houston, Texas 77042 ("Purchaser") and TUMBLE INTERACTIVE MEDIA. INC. a New York corporation with its principal place of business at 24 East 23rd Street, New York, New York 10010, ("Seller"), and it sole stockholder Charles C. Vornberger ("Stockholder").

                                    RECITALS

               A. Seller conducts a business located at 24 East 23rd Street, New York, New York 10010 .

               B. Purchaser desires to buy and Seller desires to sell Seller's assets pursuant to the terms and conditions of this Agreement.

               C. The parties expect that this Agreement will further advance their respective business objectives, including, without limitation, integration of the business operations of Seller with the business operations of Purchaser, including, without limitation, the expansion of Purchaser's "one-stop" approach to offering e-business consulting services, and to better capitalize both businesses in order to more effectively compete in the marketplace.

               NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the parties agree as follows:

               1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

1.01.          Assets:   The assets to be sold and transferred by Seller to
Purchaser pursuant to this Agreement consisting of the assets of Seller pertaining to Seller's Business as reflected on the balance sheet of Seller prepared as of May 31, 2000, (the "Balance Sheet"). The Assets shall include, but not be limited to, the following:

               a. All furniture, fixtures, equipment, leasehold improvements and supplies of Seller located at and used by Seller in the operation of Seller's Business owned by Seller at the address stated above, which are further identified in and by the books and records of Seller;

               b. All merchandise inventory owned and/or acquired through Seller's Business or otherwise located at the address stated above as of the Closing;

               c. All outstanding accounts receivable including but not limited to the Accounts Receivable set forth in Schedule 1.01(e) of Seller, as of the Closing, together with all evidence of the indebtedness owed to Seller arising out of Seller's Business;

               d. Seller's right to use the name "Tumble Interactive Media" and any name so similar as to require the consent of Seller to its rightful use, for any lawful purpose, and all trademarks, trade names, signage, marketing symbols and logos;

               e. All client lists of present or former clients, all mailing lists, all business records relating to the operations of Seller's Business (including all records relating to clients), and all telephone numbers and listings used by Seller in Seller's Business, and all intangibles and other rights and privileges of Seller desirable or useful to the Purchaser for the purpose of continuing Seller's Business and maintaining and retaining the existing clients of Seller;

               f. A leasehold interest in the premises occupied by Seller's Business at 24 East 23rd Street, New York, New York 10010, as evidenced by the Lease Agreement included as Schedule 1.0l.f to this Agreement;

               g. The goodwill and going concern value of Seller and all licenses and permits of or pertaining to Seller's Business;

               h. The benefits of all amounts previously paid by Seller for advertising, design fees, rent, services, or interest relating to Seller's Business or the Assets, to the extent that they extend or are to be performed after the Closing;

               i. All of Seller's rights in, to, and under, and all of Seller's rights related to, including without limitation all rights to all relationships related to, Seller's Business;

               j. Seller's rights under all contracts, including all leases and non-competition agreements;

               k. All technical outlines and records (including all plans, drawings, diagrams, notes, reports, memoranda, and other similar documents), and any and all know-how and software and other technology, including all contracts, licenses, authorizations, permits, and other documents necessary for Seller's Business; and

               l. All trade secrets, inventions, patents, copyrights, trade names, business names, trade marks, and other intangible assets used by Seller.

               1.02. Closing: The consummation of the transactions contemplated by this Agreement.

               1.03. Common Stock: The $.001 par value per share voting common stock of Purchaser.

               1.04.  GAAP:  Generally accepted accounting principles.

               1.05. Liabilities: Those liabilities of Seller to be assumed by Purchaser pursuant to this Agreement, which consist of those liabilities of Seller specifically disclosed on Schedule 1.05. Purchaser shall not assume any liabilities, contingent or certain of Seller unless incurred and disclosed in the manner provided in this paragraph 1.05. In addition, Purchaser is not assuming (i) any expenses, liabilities, or obligations of Seller arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (nor may Seller pay any of such expenses out of the Assets) except for up to $50,000 of Seller's reasonable legal expenses which will be paid by Purchaser upon receipt of an itemized invoice from Seller's counsel, (ii) any liabilities or obligations of Seller relating to federal, state, or local income or other taxes attributable to the transactions contemplated hereby or the conduct of the Seller's Business, except for any accrued sales tax attributable to this asset acquisition, or (iii) any obligation of Seller to pay a fee to any agent, broker, or finder.

               1.06. Material Adverse Effect: A material adverse effect on the business, property, financial condition, prospects or results of operations taken as a whole.

               1.07. Seller's Business: The business and such other related activities as carried on by Seller at 24 East 23rd Street, New York, New York 10010.

               2. Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, and the Seller agrees to sell, transfer, convey, assign, and deliver to Purchaser at Closing, the Assets, free and clear of all liabilities, liens, conditions, and encumbrances.

               2.01. The Closing. The closing of the transactions contemplated by this Agreement shall take places at the offices of Brewer & Pritchard, P.C., Three Riverway 18th Floor Houston, Texas 77056, commencing at 9:00 a.m. local time on July 19, 2000, or such other date as the parties may mutually determine (the "Closing").

               3. Purchase Price. The purchase price in consideration of the sale, transfer, conveyance, assignment, and delivery of the Assets to Purchaser, subject to the terms and conditions of this Agreement, shall be (i) Three hundred Twenty Five Thousand Dollars ($325,000) to be paid to Seller at Closing by the Purchaser, and (ii) 250,000 shares of Purchaser's common stock.

               3.01 Consideration. The consideration to be paid pursuant to paragraph 3 herein and the assumption of the liabilities referred to in Paragraph 1.05 shall constitute all the consideration to be paid by Purchaser in connection with the transactions contemplated by this Agreement.

               3.02 Deliveries at Closing. At the Closing, the Seller shall deliver to the Purchaser the various certificates, instruments and documents transferring ownership of the Assets from the Seller to the Purchaser, and the Purchaser shall deliver the cash consideration referred to in Paragraph 3 (i) above to the Seller and the shares referred to in Paragraph 3 (ii) above to Robert N. Cooperman, Esq., as escrow agent to be held in escrow subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 3.02, and the various instruments referred to in this Agreement.

               3.03 Agree to Allocate. The parties agree to allocate the Assets acquired for all purposes, including financial accounting and tax purposes, in accordance with the mutual agreement of their respective accountants.

               4. Assumption of Liabilities. In connection with the purchase of the Assets hereunder, Purchaser hereby specifically assumes only those Liabilities of Seller specifically disclosed on Schedule 1.05. Purchaser shall not assume any liabilities, contingent or certain, of Seller except pursuant to the provisions of Section 1.05 and this Section 4 of this Agreement. At Closing, Purchaser shall execute and deliver an Assumption Agreement in the form attached hereto as Exhibit 4.

               5.  Representations and Warranties of the Seller.   Seller hereby
agrees, represents, and warrants to Purchaser, on the date of this Agreement and on the Closing Date, as follows:

               5.01. Ownership. Except for the Citibank line of credit, Seller is the beneficial owner of the Assets and has good and marketable title to and the absolute right to sell, assign, and transfer the Assets to Purchaser, free and clear of any interests, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever of every kind and character. Upon delivery of and payment of the purchase price in accordance with this Agreement, good and marketable title thereto shall be delivered to Purchaser, free and clear of any interest, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever, except for the Citibank line of credit.

               5.02. Valid Existence. Seller is duly organized, validly existing, and in good standing under the laws of the State of New York and has full power and authority (including all licenses, franchises, permits, and other authorizations that are legally required) to own its properties and to engage in the business and activities now conducted by it. Seller is in good standing in each jurisdiction in which the failure to be so qualified will have a Material Adverse Effect.

              5.03. Due Authorization; Consent of Third Parties. Seller has the right, power, legal capacity, and authority to enter into and perform Seller's obligations under this Agreement and, except as set forth on Schedule
5.03 to this Agreement, no approval or consent of any person other than the Seller is necessary in connection with the execution, delivery, or performance of this Agreement. Without limiting the generality of the foregoing, the board of directors of the Seller and its stockholder has duly authorized the execution, delivery and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller has good and marketable title to all of the Assets, free and clear of any security interest or restriction on transfer except as set forth on Schedule 5.03.

              5.04. Use of Assets. All of the Assets are located at 24 East 23rd Street, New York, New York 10010. Seller has had no other business address within the three years prior to the Closing, except Leonard Street, 6th Floor, New York, New York, 10013. The furniture, fixtures, improvements, leaseholds, inventory, equipment and other Assets of Seller are in good operating condition and repair, reasonable wear and tear excepted. The Assets are being utilized by Seller in conformity with all applicable laws, ordinances and regulations. The Accounts Receivable listed in Schedule 1.01(e) have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods or services, counterclaim, offset, or setoff on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 90 days of the date incurred.

               5.05. Absence of Liens. The Assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions, except for (i) those restrictions, conditions or liens disclosed in Paragraph 5.01 to this Agreement; and (ii) any lien for current taxes not yet due and payable.

               5.06. Litigation. Except as set forth in Schedule 5.06, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation, pending or threatened (in the form of threats made to representatives of Seller), against or affecting Seller or any of the Assets, including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with Seller's Business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against Seller might reasonably be undertaken or brought. The Seller has informed Purchaser of, and upon request has furnished or made available to Purchaser copies of all relevant court papers and other documents relating to, the matters set forth in Schedule 5.06. Included in
Schedule 5.06 is a list of all suits, actions, arbitrations, or other proceedings or investigations in which Seller has been involved during the five year period immediately preceding the Closing. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. The Seller is not presently engaged in any legal action to recover monies due to the Seller, for damages sustained by the Seller, or amounts owed to the Seller. During the five year period immediately preceding the Closing, the Seller has neither received nor been a party to any notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to alleged violations of any federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of its business or otherwise.

               5.07. Employment Contracts. Schedule 5.07 to this Agreement is a list of all of Seller's employment contracts, collective bargaining agreements, royalty agreements, and pension, bonus, profit sharing, or other agreements providing for employee remuneration or benefits, and all consulting, commission and fee agreements with independent contractors. Seller shall be solely responsible for any withdrawal or other liability, which may be imposed in connection with any pension, profit sharing, or other employee benefit plan of Seller. A list of all commissions, and consulting and other fees due or to become due and owing are set forth on Schedule 5.07. A complete copy of each of the agreements listed on Schedule 5.07 has been provided to Purchaser.

               5.08 Insurance. Schedule 5.08 sets forth an accurate and complete list and brief description of all policies of fire and extended coverage, liability, and the forms of similar insurance or indemnity bonds held by Seller. Seller is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, could materially adversely affect the Assets. All such policies and bonds are (i) in full force and effect, (ii) with insurance companies believed by Seller to be financially sound and reputable, (iii) are sufficient for compliance by Seller with all requirements of law and of all agreements and instruments to which Seller is a party, (iv) provide that they will remain in full force and effect through the respective dates set forth in Schedule 5.08, and (v) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 5.08 sets forth an accurate and complete list of all accident or other liability claims received by or known by Seller for the three year period immediately preceding the Closing, as well as a description of the status of each such claim. Such claims are covered by one or more insurance policies set forth in Schedule 5.08.

               5.09. Contracts, Agreements and Instruments. Schedule 5.09 accurately and completely sets forth the information required to be contained therein. Seller has furnished to Purchaser:

                  5.09.01. The Articles of  Incorporation,  Bylaws and other organizational documents of Seller and all amendments thereto, as presently in effect, certified by the president of Seller;

                  5.09.02. True and correct copies  of all  material  contracts, agreements and other instruments referred to in
                           Schedule 5.09;

                  5.09.03. True and correct written descriptions of all service, material supply, distribution, agency, financing or other arrangements or understandings referred to in
                           Schedule 5.09.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Agreement, to the knowledge of Seller, no other party to any such contract, agreement, instrument, leases, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the Schedules hereto is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Each such service, supply, distribution, agency, financing, or other arrangement or understanding contained in the Schedules hereto is a valid and continuing arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; neither Seller, nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way contained in the Schedules hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect. Seller is not a member of a customer or user organization or of a trade association which relationship would be materially affected by the execution and performance of this Agreement.

               5.10. Compliance With Law; Taxes. Seller has complied with, and is not in violation of any (i) term or provision of its Articles of Incorporation or Bylaws; (ii) term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance; or (iii) foreign, United States, state or local statutes, laws, rules, or regulations. Seller has timely filed all federal, state, and local tax returns required to be filed and all such returns are complete and correct. The Seller has made timely payment of all such taxes when due and payable and has paid all interest, penalties, deficiencies, and assessments, if any, levied or assessed against it. Seller has duly withheld, collected, and timely paid to the proper governmental authorities all taxes required to be withheld and collected by it. There are no agreements for extension of the time of assessment of payment of any taxes of Seller. No waiver of any statute of limitations has been executed by the Seller. There are no examinations by the Internal Revenue Service of Seller presently in process and the tax returns of Seller for any year(s) open to such examination. All accrued but unpaid federal, state, and local income and other taxes of Seller for the period ended as of the Closing and all prior periods will be paid by Seller. Any sales tax imposed as a result of this transaction will be paid by Purchaser to Seller for remittance to the appropriate taxing authority.

               5.11. Permits and Licenses. Seller has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations. All permits, licenses, and other similar authorizations necessary for the conduct of Seller's business as now being conducted by it are as set forth in Schedule 5.11. Except as set forth in
Schedule 5.11, no royalties, commissions, or fees are payable by Seller to any person by reason of the ownership or use of any intangible property. Except as set forth in Schedule 5.11, Seller is the sole and exclusive owner of all of the

Assets, does not use any of the Assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in Schedule 5.11, there are no material licenses, sub-licenses, or agreements relating to the use of any intangible property now in effect, and Seller has no knowledge that any intangible property is being infringed by others. No claim that would have a Material Adverse Effect on the business of the Seller is pending or, to the knowledge of Seller, threatened, or has been made since Seller's inception to the effect that, nor does Seller have any knowledge that the operation of Seller's Business or any method, process, part, or material that Seller employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

               5.12. Employees. Schedule 5.12 is a list of the names of all employees of Seller, stating the amounts or rates of compensation payable to each.

               5.13. No Violation of Employee Contracts. No employee of Seller is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted by Seller or of the use of trade secrets or proprietary information of others. There is neither pending nor, to the knowledge of Seller, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence.

               5.14. Hazardous Materials. The Seller is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that Seller's Business has involved the possession, transportation, or disposal of hazardous materials, the Seller has complied with any and all applicable laws, ordinances, rules, and regulations and has not and will not be the basis of any claim or proceeding against, or any liability of, Seller with respect to the period prior to the Closing. To the knowledge of Seller, no employee of Seller has been exposed to hazardous materials such that exposure could cause damage to such employee.

               5.15.  Interest in  Competitors.  Except as set forth in Schedule
5.15 to this Agreement, no shareholder, officer, director, or employee of Seller, nor any spouse or child of any shareholder, officer, director, or any employee with authority to enter into con-tracts on behalf of Seller, has any direct or indirect interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business.

               5.16. Financial Condition. Seller has delivered to Purchaser true and correct copies of the following: the unaudited balance sheet and statement of income of Seller for the fiscal years ended December 31, 1998 and 1999; and an unaudited balance sheet ("Seller's Last Balance Sheet"), for the five months ended May 31, 2000 (Seller's Last Balance Sheet Date"). Each such balance sheet presents fairly the financial condition, assets and liabilities of Seller as of its date; each such statement of income presents fairly the results of operations of Seller for the period indicated. The financial statements referred to in this Section 5.16 have been prepared in accordance with the books and records of the Seller, are correct and complete in all material respects.

               5.17. Bulk Sale. Purchaser will suffer no loss, cost, or expense by the non-compliance of the parties hereto with the Bulk Transfer Act of the State of New York.

               5.18. Changes or Events. Except as set forth in Schedule 5.18, since Seller's Last Balance Sheet Date, none of the following has occurred:

                  5.18.01 Any material transaction by Seller not in the ordinary course of business;

                  5.18.02 Any material capital expenditure by Seller;

                  5.18.03 Any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of Seller, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

                  5.18.04 The  destruction  of, damage to, or loss of any asset of Seller (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

                  5.18.05 Any labor disputes that, when considered  individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

                  5.18.06 Any change in accounting methods or practices
                          (including, without limitation, any change in depreciation or amortization policies or rates) by Seller, except for any such changes as were required by law;

                  5.18.07 Any increase in the salary or other compensation
                          payable or to become payable by Seller to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

                  5.18.08 The material amendment or termination of any material contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

                  5.18.09 Any loan by Seller to any person or entity,  or the guaranteeing by Seller of any loan other than loans made in the ordinary course of business;

                  5.18.10 Any mortgage,  pledge,  or other  encumbrance  of any asset of Seller except in the ordinary course of business;

                  5.18.11 The waiver or release of any right or claim of Seller, except in the ordinary course of business;

                  5.18.12 Any other events or conditions of any character within the knowledge of Seller that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect;

                  5.18.13 Any loss or, to the knowledge of Seller, any
                          threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by Seller which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

                  5.18.14 To the knowledge of Seller, any statute, regulation, order, ordinance or other law the adoption or rescission of which might reasonably be expected to have a Material Adverse Effect;

                  5.18.15 Any failure on the part of Seller to operate its
                          business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

                  5.18.16 Any action  taken or omitted to be taken by Seller which would cause (after lapse of time, notice or both) the breach, default, or acceleration of any right, contract, commitment, or other obligation of Seller; or

                  5.18.17 Any agreement by Seller to do any of the things
                          described in the preceding clauses 5.18.01 through 5.18.16.

               5.19. No Defaults. Except as set forth in Schedule 5.19, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Seller that will not be waived or released at Closing;
(ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of Seller or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller or the Assets is bound; (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any in-debtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which Seller is subject.

               5.20. Liabilities. No liabilities of Seller will be assumed by or transferred to Purchaser pursuant to the transactions contemplated by this Agreement, nor will any of the Assets to be acquired by Purchaser pursuant to this Agreement be subject to any liabilities, nor will Purchaser otherwise be liable for any liabilities of Seller, except those liabilities provided for in
Section 4 of this Agreement, and the Seller shall take no action prior to Closing that would increase the amount of any of the liabilities provided for in
Section 4. The amounts  payable with respect to  Liabilities  listed on Schedule
1.05 to this Agreement are the maximum amounts payable with respect to such Liabilities.

               5.21. No Prohibited Payments. Neither Seller nor any employee, or agent of Seller, has made or authorized any payment of funds of Seller or on behalf of Seller prohibited by law and no funds of seller have been set aside to be used for any payment prohibited by law.

               5.22. Seller's Capital Stock. Charles C. Vornberger (the "Stockholder) owns 100% of the issued and outstanding capital stock of Seller (the "Seller's Stock"). The Seller's Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable and is owned of record and beneficially by the Stockholder. The shares of Seller's Stock held by the Stockholder are held free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Seller.

               5.23 Non-Distributive Intent. Seller and/ or the Stockholder is receiving the shares of Purchaser's Common Stock to be issued hereunder to its own account (and not for the account of others) for investment and not with a view to the distribution thereof. Neither Seller nor the Stockholder will sell or otherwise dispose of such shares without registration under the Securities Act of 1933, as amended (the "Act"), or an exemption therefrom, and the certificate or certificates representing such shares will contain a legend to the foregoing effect. The Seller and the Stockholders further acknowledge and agree that such shares shall be restricted from resale for a period of 12 months after the Closing date. By virtue of their position, Seller and the Stockholder have access to the kind of financial and other information about Purchaser as would be contained in a registration statement filed under the Act, including reports filed pursuant to the Securities Exchange Act of 1934 as set forth in Paragraph 6.05. Seller and the Stockholder understand that they may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Act or an exemption from the registration provisions of the Act.

               5.24. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by Seller pursuant hereto and no statement made or other document prepared by Seller and furnished to Purchaser by Seller contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

               6. Representations and Warranties of Purchaser. Purchaser hereby agrees, represents, and warrants to Seller, on the date of this Agreement and on the Closing Date, as follows:

               6.01. Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and authorized to do business in the State of Texas and in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

               6.02. Due Authorization; Third Party Consents. Purchaser has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as set forth on Schedule 6.02 to this Agreement, no approval or consent of any person other than the Purchaser is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by its board of directors and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Purchaser, and is valid and enforceable against the Purchaser in accordance with its terms.

               6.03. No Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Purchaser that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Purchaser or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Purchaser is a party or by which Purchaser or the property of Purchaser is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Purchaser is subject.

               6.04. Capitalization. As of the date hereof, the total number of shares of capital stock Purchaser is authorized to issue is 50,000,000. As of July 14, 2000, 27,138,571 are issued and outstanding and 5,660,360 shares of Purchaser common stock are reserved for issuance upon exercise of outstanding options and warrants. The Purchaser common stock is not owned or held in violation of any preemptive right of any other person or entity.

               6.05. Financial Condition. Purchaser (i) has delivered to Seller true and correct copies of its Form 10-K for the fiscal year ended December 31, 1999, as amended ("Form 10-K/A") and (ii) has delivered its Form 10-Q for the three months ended March 31, 2000 ("Form 10-Q"). The Form 10-K/A and Form 10-Q present fairly the financial condition, assets, liabilities, and stockholders' equity of Purchaser as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of Purchaser for the period indicated; and each such statement of changes in financial position presents fairly the information purported to be shown therein. The financial statements referred to in this Section 6.05 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of Purchaser.

               6.06. Continuity of Business. It is the present intent of Purchaser not to dispose of any significant portion of its or Seller's Assets, except in the ordinary course of business or to eliminate any duplicative facilities or excess capacity.

               6.07. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by Purchaser pursuant hereto and no statement made or other document prepared by Purchaser and furnished to Seller by Purchaser contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

               7. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the following conditions:

               7.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Seller contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made by Seller. As of the Closing, Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by Seller at or before such time by this Agreement.

               8.02. Closing  Documents.   In  connection  with  the  Closing,
Seller shall deliver to Purchaser the following items:

                  8.02.01. A General Assignment and Bill of Sale in the form attached hereto as Exhibit 8.02.01 endorsements, assignments, and other instruments of transfer in form and substance reasonably satisfactory to Purchaser and its counsel in order to transfer all right, title and interest in the Assets to Purchaser;

                  8.02.02. Evidences of title or ownership of the Assets, including drafts, warehouse receipts and licenses;

                  8.02.03.          Data and records relating to the Assets;

                  8.02.04. Except as described in Schedule 1.05, evidence (including, if applicable, the delivery of duly executed UCC-3 Termination Statements) reasonably satisfactory to Purchaser and its counsel, of the satisfaction and discharge by Seller of all existing liens, claims, and encumbrances upon or affecting the Assets; and

                  8.02.05.          Such  other   instruments   and  documents
                                    in  form  and  content   reasonably
                                    satisfactory to counsel for Purchaser, as may be necessary or appropriate to (i) effectively transfer and assign to and vest in Purchaser good and marketable title to the Assets and/or to consummate more effectively the transactions contemplated hereby and (ii) in order to enable Purchaser to determine whether the conditions to Seller's obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

               8.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Purchaser, and Seller shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

               8.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto.

               8.05.  No  Governmental  Action.  There  shall  not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Purchaser:

                  8.05.01. Makes any of the transactions contemplated by this Agreement illegal;

                  8.05.02. Results in a delay, which affects the ability of Purchaser to consummate any of the transactions contemplated by this Agreement;

                  8.05.03. Requires the divestiture by Purchaser of a material portion of the business of either Purchaser taken as a whole, or of Seller taken as a whole; and

                  8.05.04. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated  by this  Agreement  or impairs
                                    the  contemplated  benefits to  Purchaser of
                                    the   transactions   contemplated   by  this
                                    Agreement.

               8.06. Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect. On or before September 15, 2000, Purchaser shall substitute for Seller with respect to the Citibank line of credit and shall arrange for Charles Vornberger to be removed as guarantor thereof.

               8.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof. The lease agreement (at paragraph R14M) permits an assignment of the lease (without requiring the landlord's consent) in connection with a sale of the Business provided that Purchaser's net worth is at least equal to Seller's.

               8.08. Non-Distributive Intent. Purchaser shall have received from the Seller and the Stockholder executed letters of non-distributive intent, substantially in the form of Schedule 8.08.

               8.09. Employment Agreements, Non-Competition and Non-Solicitation Agreements. Charles C. Vornberger shall have entered into the employment agreements and non- competition and non-solicitation agreements in the form attached hereto as Exhibit 8.09.

               8.10. Board and Shareholder Approval. The Board of Directors and shareholders of Seller shall have approved the transactions contemplated herein.

               9. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject, at the option of Seller, to the following conditions:

               9.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Purchaser contained in this Agreement shall be accurate when made and shall be accurate as of the Closing as though such representations and warranties were then made by Purchaser. As of the Closing, Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

              9.02. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Seller and Purchaser shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

              9.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

              9.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Seller:

               9.05.01. Makes any of the transactions contemplated by this Agreement illegal;

               9.05.02. Results in a delay which affects the ability of Seller to consummate any of the transactions contemplated by this Agreement;

               9.05.03. Requires the divestiture by the Seller or the Stockholders of any of the shares of Purchaser's Common Stock;

Imposes material limitations on the ability of the Seller or the Stockholders to effectively exercise full rights of ownership of the shares of Common Stock including the right to vote the shares on all matters properly presented to the stockholders of Purchaser; or

Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Seller or the Stockholders of the transactions contemplated by this Agreement.

               9.06. Contractual Consents Needed. The Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

               9.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the Parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the Parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

               9.08. Board Approval. The Board of Directors of Purchaser shall have approved the transactions contemplated herein.

               9.09. Employment Agreements. On or before Closing, Charles C. Vornberger shall enter into an employment agreement in the form attached hereto as Exhibit 8.09.

         10. Covenants and Agreements of Seller. Seller covenants and agrees as follows:

               10.01. Public Statements. Before Seller shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, Seller shall cooperate with Purchaser, shall furnish drafts of all documents or proposed oral statements to Purchaser for comment, and shall not release any such information without the written consent of Purchaser. Nothing contained herein shall prevent Seller from furnishing any information to any governmental authority if required to do so by law.

               10.02. Consents Without any Condition. Seller shall not make any agreement or understanding with a third party not in the ordinary course of business without approval in writing by Purchaser.

               10.03. Access. Seller will afford the officers, counsel, agents, investment bankers, accountants, and other representatives of Purchaser, free and full access to the plans, properties, books, and records of Seller; will permit them to make extracts from and copies of such books and records; and will from time to time furnish Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Seller as Purchaser from time to time may request. Seller will also cause the public accountants of Seller to make available to Purchaser and its public accountants the work papers relating to the audits of Seller.

               10.04. Conduct of Business. Seller will conduct its affairs so that at the Closing, no representation or warranty of Seller will be inaccurate, no covenant or agreement of Seller will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Seller.

               10.05. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, Seller will immediately advise Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

               11.  Covenants and Agreements of Purchaser.   Purchaser covenants
and agrees as follows:

               11.01. Public Statements. Before Purchaser shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, it shall cooperate with Seller, shall furnish drafts of all documents or proposed oral statements to Seller for comments, and shall not release any such information without the written consent of Seller. Nothing contained herein shall prevent Purchaser from furnishing any information to any governmental authority if required to do so by law.

               11.02.  Consents Without any Condition.  Purchaser shall not make any agreement or understanding with a third party not in the ordinary course of business not approved in writing by Seller as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit
required  for  the  consummation  of  the  transactions   contemplated  by  this
Agreement.

               11.03. Conduct of Business. Purchaser will conduct its affairs so that at the Closing no representation or warranty of Purchaser will be inaccurate, no covenant or agreement of Purchaser will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Purchaser.

               11.04. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, Purchaser will immediately advise Seller in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

               12. Miscellaneous.

               12.01. Brokerage and Other Fees. The parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses except Purchaser agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein, and certain of Seller's legal expenses as set forth in Section 1.05.

               12.02. Further Actions. At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

               12.03. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the parties shall be entitled before, and only before, Closing, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement; and in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

               12.04. Survival. Except for the provisions of the Escrow Agreement set forth in Exhibit 3.2, the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive for a period of 24 months from the Closing date, irrespective of any investigation made by or on behalf of any party (the "Survival Date"). No claim for indemnification may be brought pursuant to this Section 12.04 unless asserted by written notice as provided herein by the party claiming indemnification on or before the Survival Date.

               12.05. Modification. The Agreement and the schedules and exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

               12.06. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble or signature pages to this Agreement with a copy to such party's attorney. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of mailing (or comparable act), except for a notice changing a party's address, which will be deemed given at the time of receipt thereof.

               12.07. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

               12.08. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns, heirs, and personal representatives.

               12.09. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

               12.10. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

               12.11. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

               12.12. Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflict of laws.

               12.13. Indemnification. Seller and Stockholder shall, indemnify, defend and hold harmless Purchaser and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability, cost or expense, including fees and disbursements of counsel, accountants, experts and other consultants (collectively, "Damages"), resulting from, arising out of, based upon or occasioned by any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of, Seller or the Stockholder contained herein. Purchaser shall, indemnify, defend and hold harmless Seller and the Stockholder from and against any Damages, resulting from, arising out of, based upon or occasioned by any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of, Purchaser contained herein.

               12.14 Indemnification Procedures. Promptly after receipt by Purchaser, on the one hand, or Seller on the other hand (in any such case, the "Indemnitee"), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification for damages pursuant to Section 12.13, the Indemnitee shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Circumstance in reasonable detail; provided, that failure of an Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Such Indemnitor shall have the right, at its option and upon its acknowledgment to the Indemnitee of Indemnitor's liability to indemnify Indemnitee in respect of such asserted liability, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, that any such compromise (i) shall include as a unconditional term thereof the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to this Section 12.14. If any indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (including, without limitation, the reasonable fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel (the reasonable fees and expenses of which will be borne by Indemnitor) in the defense of such asserted liability; provided that if with respect to a Circumstance, Indemnitor shall have acknowledged Indemnitor's liability to indemnify Indemnitee if and to the extent of any loss arising out of such Circumstance and Indemnitor shall be diligently defending such matter, Indemnitor shall not be obligated to indemnify Indemnitee for the cost of Indemnitee's participation in such defense, including Indemnitee's attorney's fees. Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), unless the Indemnitor shall have failed or refused to undertake the defense of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 12.14.

               12.15 Other Indemnification Provisions. The foregoing indemnification provisions under this Section 12 are in addition to any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.

           12.16 Escrow Fund. As security for the conclusion of the Hugeclick litigation, at the Closing, the Escrow Agent shall take deposit of the consideration set forth in paragraph 3(ii). The escrow shall be for the period of two years from the date hereof, and shall be administered subject to the terms and conditions of Exhibit 3.2.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

                                               EPICEDGE, INC.


                                               By: /s/ Charles H. Leaver, Jr.
                                                   -----------------------------
                                               Name:   Charles  H. Leaver, Jr.
                                               Title:  Chief Executive Officer


                                               TUMBLE INTERACTIVE MEDIA, INC.


                                               By: /s/ Charles C. Vornberger
                                                   -----------------------------
                                               Name:   Charles C. Vornberger
                                               Title:  President


                                               STOCKHOLDER


                                               By: /s/ Carales C. Vornberger
                                                   -----------------------------
                                                      CHARLES C. VORNBERGER

                                   EXHIBIT 5.1

               OPINION OF FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP

                               October ____, 2000

EpicEdge, Inc.
3200 Wilcrest, Suite 370
Houston, TX  77042


        Re:  EpicEdge, Inc. Registration  Statement on Form S-3 for
               Resale of 4,607,065 Shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel to EpicEdge, Inc., a Texas corporation (the "Company"), in connection with the registration for resale of 4,607,065 shares of Common Stock (the "Shares"), as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         This opinion is being furnished in accordance with the  requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                    Very truly yours,



                                    /s/ FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP
                                    --------------------------------------------
                                    Fox, Rothschild, O'Brien & Frankel, LLP